                                                                       Exhibit 5


                 [BLACK, McCUSKEY, SOUERS & ARBAUGH LETTERHEAD]




UNB Corp.
Post Office Box 24190
Canton, Ohio  44701

                                 August 16, 1999



         Re:      The UNB Corp. Dividend Reinvestment and Stock Purchase
                  Plan

Ladies and Gentlemen:

         We have acted as counsel for UNB Corp. (the "Company") in connection with the UNB Corp. Dividend Reinvestment and Stock Purchase Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion.

         On the basis of the foregoing, we are of the opinion that the Company's shares of Common Stock that may be issued or transferred and sold pursuant to the Plan will be, when issued or transferred in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-3 filed by the Company to effect the registration of the Company's Common Stock to the issued and sold pursuant to the Plan under the Securities Act of 1933.

                                      Very truly yours,

                                      /s/ Black, McCuskey, Souers & Arbaugh

                                      Black, McCuskey, Souers & Arbaugh



                             [BLACK, McCUSKEY LOGO]